Exhibit 10.4

September 1, 2009

Mr. Dinesh Paliwal

Dear Dinesh:

Reference is made to the Letter Agreement, dated as of May 8, 2007, as amended on November 29, 2007 and December 26, 2008 (the “Letter Agreement”), by and between Harman International Industries, Incorporated (the “Company”) and you. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

The purpose of this letter is to evidence certain additional understandings between you and the Company, as follows:

1. Annual Bonus: Effective with the Company’s fiscal year commencing July 1, 2009 (“Fiscal 2010”), you will be eligible for an annual cash target bonus opportunity equal to 200% of your Base Salary and a maximum bonus of 300% of your Base Salary (the “Annual Bonus”). The Annual Bonus shall be based upon Harman’s achievement of its business plan targets as established annually by the Compensation Committee consistent with the Company’s 2008 Key Executive Officers Bonus Plan or its successor (the “Bonus Plan”). All or a portion of the Annual Bonus shall be awarded pursuant to the terms of the Bonus Plan or other applicable bonus plan, and the Annual Bonus shall be paid no later than March 15th of the calendar year immediately following the end of the applicable fiscal year. Your eligibility for the Annual Bonus shall be in lieu of, and not in addition to, any other rights that you may have to participate in the Bonus Plan. The provisions of this paragraph supersede the terms of Paragraph 5 of the Letter Agreement.

2. Fiscal 2010 Restricted Share Unit Awards: As of the date hereof, you will receive a time-based vesting restricted share unit grant in respect of 81,967 shares of Company common stock, in the form of grant set forth as Exhibit A hereto, and a performance-based vesting restricted share unit grant in respect of 163,934 shares of Company common stock, in the form of grant set forth as Exhibit B hereto.

3. Future Equity Grants. Paragraph 6 of the Letter Agreement is hereby deleted in its entirety, it being understood that such deletion shall not affect the terms of any outstanding awards granted prior to Fiscal 2010. With respect to the Company’s fiscal years commencing July 1, 2010, 2011 and 2012, you will be eligible for annual equity grants on a basis commensurate with your title and position at the Company (the “Annual Equity Awards”) under the Company’s then in-force equity award plan. The Annual Equity Awards in respect of an amount of Company common shares will have a grant date total opportunity equal to at least 600% of your Base Salary, with time-based vesting awards having a grant date total value of at least 200% of your Base Salary (a “Future Time-Based Award”) and the opportunity to earn (assuming achievement of the maximum level of performance) the remaining portion of the total value of the Annual Equity Awards as a performance-based vesting award (a “Future Performance-Based Award”). The form and provisions of each Future Time-Based Award shall be established in good-faith by the Compensation Committee, provided that, except as otherwise agreed between you and the Compensation Committee, each Time-Based Award shall (i) have a vesting period of no more than three years from the applicable grant date and (ii) provide for full accelerated vesting upon a Protected Termination and a change in control. The form and provisions of each Future Performance-Based Award shall be established in good-faith by the Compensation Committee, provided that, except as otherwise agreed between you and the Compensation Committee, each Future Performance-Based Award shall (i) have a vesting period of no more than three years from the applicable grant date with all performance metrics and goals to be established by the Compensation Committee and (ii) provide for (A) upon a Protected Termination on or prior to the date that is six months from the date of grant, vesting of 50% of the number of Future Performance-Based Awards determined to be earned based on the achievement of the applicable performance metrics and goals, (B) upon a Protected Termination following the date that is six months after the date of grant, full vesting of the number of Future Performance-Based Awards determined to be earned based on the achievement of the applicable performance metrics and goals, and (C) upon a change in control, vesting consistent with the change in control vesting methodology set forth in Section 4(b) of Exhibit B attached hereto; provided, further, however, that such Future Performance-Based Award on a Protected Termination will be paid or settled only if the applicable threshold, target and/or maximum performance metrics and goals have been determined to have been met by the Compensation Committee at the end of the applicable performance cycle. To the extent that the required grant amounts exceed any applicable equity plan limits, you and the Compensation Committee will mutually agree on an alternative compensation award equal to the value of such excess. The grant date value of each Annual Equity Award shall be determined based on the fair market value of the shares of Company common stock (or that of any successor) (or, in the case of stock options and stock appreciation rights, the value of such stock options or stock appreciation rights) on the date of grant, applying the methodology employed by the Company for awarding equity compensation awards. Each Annual Equity Award will provide for an automatic reduction in the number of shares otherwise required to be delivered to you, as applicable, to cover minimum required withholding (and exercise price, if applicable) unless and to the extent such reduction is prohibited by a material financing or other agreement that restricts the ability of the Company to permit such reduction. With respect to the Company’s fiscal years commencing July 1, 2013 and thereafter, you will be eligible for annual equity incentive awards on a basis commensurate with your title and position at the Company.

4. Deletion of Section 7(f). Section 7(f) of the Letter Agreement is hereby deleted in its entirety, and you shall have no further rights under such deleted Section 7(f).

This letter is intended to constitute an amendment to the Letter Agreement which, subject to the provisions hereof, shall otherwise remain in full force and effect. In order to evidence your agreement to the foregoing, please sign and return the enclosed copy of this document, which shall constitute a binding agreement between the Company and you.

Sincerely,

/s/ John G. Stacey
Name:	John G. Stacey
Title:	Vice President HR and Chief Human Resources Officer

/s/ Edward H. Meyer
Name:	Edward H. Meyer
Title:	Chairman of the Compensation Committee

ACCEPTED AND AGREED:

/s/ Dinesh Paliwal
Dinesh Paliwal
Date:	September 1, 2009